Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
BVR Systems (1998) Ltd.
Rosh Ha'ayin
Israel

We consent to the use of our report dated April 27, 2006 with respect to the consolidated balance sheets of BVR Systems (1998) Ltd. (the “Company”), as of December 31, 2005 and 2004, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2005, incorporated herein by reference.

Somekh Chaikin
Certified Public Accountants (Isr.)
A member of KPMG International

Tel Aviv, Israel
February 27, 2007